Exhibit 23 (a)

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
DP&L :

We consent to the incorporation by reference in the Registration Statement (No. 33-44370) on Form S-3 and the Registration Statement (No. 333-39982) on Form S-8 of The Dayton Power and Light Company of our report dated November 1, 2004 with respect to the consolidated balance sheet of The Dayton Power and Light Company as of December 31, 2003, and the related consolidated statement of results of operations, shareholders’ equity, and cash flows, for the period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003, annual report on Form 10-K of The Dayton Power and Light Company.

/s/ KPMG LLP

KPMG LLP
Kansas City, Missouri
November 1, 2004